Exhibit 99.1

BOSTON OMAHA ANNOUNCES DEPARTURE OF CO-CEO ALEX ROZEK AS ADAM PETERSON CONTINUES IN CHAIR AND CEO ROLES

Omaha, Nebraska

May 10, 2024

Boston Omaha Corporation (NYSE: BOC) (“Boston Omaha” or the “Company”), a diversified company, today announced that Alex Rozek, Co-CEO and Co-Chair, has left the Company, effective as of May 9, 2024 to pursue new entrepreneurial opportunities. Adam Peterson will continue to lead the Company as Chair and CEO.

Over the last nine years, Boston Omaha has evolved from a business plan to today’s diversified holding company encompassing subsidiaries in outdoor advertising, surety insurance and fiber to the home, as well as substantial minority interests in Sky Harbour Group Corporation and Crescent Bank. Throughout this time the company has been led by Adam Peterson and Alex Rozek. Although Mr. Rozek intends to pursue new entrepreneurial activities, he will continue to serve as Boston Omaha’s board designee at Sky Harbour Group Corporation (NYSE American: SKYH and SKYH WS).

With today’s announcement that Alex will depart Boston Omaha, we want to detail more of our thoughts for shareholders on what this change means for your company going forward. Simply put, we believe we have more than enough opportunity within existing business lines to seek to grow value per share, reinvest cash flows, and compound capital for you, our shareholders. For the next several years, we expect to focus on investing anticipated cash flows to grow our existing business lines before we would consider acquiring any new significant line of business.

Comments from Adam Peterson:

“The nine plus year partnership with Alex in building Boston Omaha into what it is today has been a joy for me personally and professionally. He has been a sounding board, idea generator, and teacher; not to mention the fact that we have had a ton of fun all along the way sharing the good and the sometimes challenging aspects of building businesses. Based on our recent discussions on the plans for the future, we understand Alex’s desire to start a new chapter in his business career and wish him the very best in his future endeavors.

Alex has consistently worked with our team at Boston Omaha on the expansion of the business into new areas, and we believe he has done a fantastic job putting the company in the position to succeed for the long term. Indeed, Alex is an entrepreneur to the core, and he desires to continue building new and different businesses. As we focus on seeking to achieve additional efficiencies in current business lines and reinvesting both cash flows and any excess capital mostly into internal business opportunities for the time being, we collectively came to the decision to part ways.

Boston Omaha is committed to focusing on our goals of expanding margins in our existing businesses, reinvesting cash flows into profitable business opportunities, expanding our investments in billboards (including tuck-in acquisitions in existing markets and easement purchases), surety (additional agencies, surplus for underwriting capacity, etc.) and fiber to the home (additional communities). As has been the case since Boston Omaha was founded, allocating capital to its best and highest use within our opportunity set will be the guiding principle.

We are excited about the future chapters for Boston Omaha and look forward to welcoming your questions at our in person annual meeting later this year. Boston Omaha’s 2023 Annual Letter to Shareholders will also be delivered in the near term, updating investors more thoroughly on our operations.”

Comments from Alex Rozek:

“After nearly a decade of consistent growth and building significant businesses across multiple categories, I feel this is a good point to move on to my next new venture. I want to thank Adam and all of the amazing people across Boston Omaha for their work through the years. I will work with the management team and the board so that there is a smooth transition, and I will continue to be an enduring fan of Boston Omaha and its businesses and investments.”

About Boston Omaha Corporation

Boston Omaha Corporation is a public holding company with four majority owned businesses engaged in outdoor advertising, broadband telecommunications services, surety insurance and asset management. Our investor relations website is https://investor.bostonomaha.com/ and we encourage investors to use it as a way of easily finding information about us. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information, and select press releases, which may contain material information about us, and you may subscribe to be notified of new information posted to this site.

Contacts

Boston Omaha Corporation
Josh Weisenburger, 402-210-2633
contact@bostonomaha.com

FORWARD LOOKING STATEMENTS

Any statements in this press release about the Company’s future expectations, plans and prospects, including statements about our financing strategy, future operations, future financial position and results, market growth, total revenue, as well as other statements containing the words "anticipate," "believe," "continue," “goal,” “seek, ” "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The Company may not actually achieve the plans, intentions or expectations disclosed in the Company’s forward-looking statements, and you should not place undue reliance on the Company’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company make as a result of a variety of risks and uncertainties, including risks related to the Company’s estimates regarding the potential market opportunity for the Company’s current and future products and services, the competitive nature of the industries in which we conduct our business, general business and economic conditions, our ability to acquire suitable businesses, our ability to successfully integrate acquired businesses, the effect of a loss of, or financial distress of, any reinsurance company which reinsures the Company’s insurance operations, the risks associated with our investments in both publicly traded securities and privately held businesses, our history of losses and ability to maintain profitability in the future, the Company’s expectations regarding the Company’s sales, expenses, gross margins and other results of operations, and the other risks and uncertainties described in the "Risk Factors" sections of the Company’s public filings with the Securities and Exchange Commission (the "SEC") on Form 10-K for the year ended December 31, 2023, as amended, as well as other risks and uncertainties which may be described in any subsequent quarterly report on Form 10-Q filed by the Company and the other reports the Company files with the SEC. Copies of our SEC filings are available on our website at www.bostonomaha.com.

In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that general economic conditions and subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.